Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201566

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 27, 2015)

4,000,000 SHARES

CLASS A COMMON STOCK

The selling stockholders identified in this prospectus supplement are offering 4,000,000 shares of our class A common stock in this offering. The selling stockholders have agreed to pay all underwriting discounts and selling commissions pursuant to this offering. We will not receive any of the proceeds from sales of any of the shares subject to this offering.

Our class A common stock is listed on the NASDAQ Global Market under the symbol “SCMP.” On March 24, 2015, the last reported sale price of our class A common stock on the NASDAQ Global Market was $17.72 per share.

Investing in our class A common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement and the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$14.00	$56,000,000
Underwriting Discounts and Commissions	$0.84	$3,360,000
Proceeds to the Selling Stockholders, before expenses	$13.16	$52,640,000

The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to an additional 600,000 shares of common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling stockholders will be $3,864,000, and the total proceeds to the selling stockholders, before expenses, will be $60,536,000.

Delivery of the shares of class A common stock is expected to be made on or about March 31, 2015.

Joint Book-Running Managers

Jefferies	Leerink Partners

Co-Manager

Guggenheim Securities

Prospectus Supplement dated March 26, 2015.

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ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, all references in this prospectus supplement to “Sucampo,” “the Company,” “we,” “us” or “our” refer to Sucampo Pharmaceuticals, Inc., a Delaware Corporation, and its consolidated subsidiaries.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus supplement under the caption “Selling Stockholders” are offering to sell our class A common stock using this prospectus supplement and the accompanying prospectus. Both this prospectus supplement and the accompanying prospectus include important information about us, our securities being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described in the section entitled “Incorporation of Certain Documents by Reference” in this prospectus supplement before investing in our securities.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control. We have not, the selling stockholders have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the selling stockholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date it is presented. Our business, financial condition, results of operations and prospects may have changed since these dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

We have obtained or licensed the registered trademarks for AMITIZA® and RESCULA®. This prospectus supplement contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and therein and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the financial statements and the risks discussed under the heading “Risk Factors,” before deciding to purchase shares in this offering.

Our Company

We are a global biopharmaceutical company focused on innovative research, discovery, development and commercialization of proprietary drugs to treat gastrointestinal, ophthalmic, neurologic, and oncology-based inflammatory disorders. Over the next five years, we intend to expand our management, organizational and operational capabilities, expand our global partnerships, develop our diversified product pipeline and acquire non-prostone clinical candidates, and enhance our capital structure.

We currently generate revenue mainly from product royalties, development milestone payments, product sales and clinical development activities. Our principal product lines have been based on AMITIZA® (lubiprostone) and RESCULA® (unoprostone isopropy). In the fourth quarter of 2014, we ceased marketing RESCULA and no further orders have been made for the product. On March 9, 2015, we announced that we would be returning all licenses for unoprostone isopropy to R-Tech Ueno, Ltd., or R-Tech, and we are in the process of negotiating a termination agreement with them. We expect to continue to incur significant expenses for the next several years as we continue our research and development activities, seek regulatory approvals and additional indications for approved products and other compounds, pursue partnering opportunities for the approved products and compounds on a global basis, and seek strategic opportunities for non-prostone clinical candidates.

AMITIZA (lubiprostone)

In the United States, AMITIZA is marketed for three gastrointestinal indications under the October 2004 collaboration and license agreement, or the Takeda Agreement, with Takeda Pharmaceutical Company Limited, or Takeda. These indications are chronic idiopathic constipation, or CIC, in adults, irritable bowel syndrome with constipation, or IBS-C, in adult women, and opioid-induced constipation, or OIC, in adults. We have also licensed to Takeda marketing rights to AMITIZA in Canada and we filed for regulatory approval in Canada for CIC and OIC. We are primarily responsible for clinical development activities under the Takeda Agreement, while Takeda is primarily responsible for the commercialization of AMITIZA in the United States and Canada. We and Takeda initiated commercial sales of AMITIZA in the United States for the treatment of CIC, IBS-C, and OIC in April 2006, May 2008 and May 2013, respectively.

In October 2014, we and Takeda and certain Takeda affiliates executed amendments to the Takeda Agreement and ancillary agreements. Together, these changes extend the term of the Takeda Agreement and provide that, commencing in 2021, Takeda and Sucampo will split the annual net sales revenue of the branded AMITIZA products. Also, beginning April 2015, Takeda will no longer reimburse us for product details performed by our sales force.

Also in October 2014, we and Takeda entered into a global license agreement for AMITIZA, or the Global License Agreement. Under the terms of the agreement, we received an upfront payment of $14 million from Takeda and also are eligible for up to $35 million in additional commercial milestones contingent on the achievement of certain net sales revenue targets. We are responsible for the first $6 million in development expenses, and Takeda is responsible for all subsequent development activities and related costs. We will supply Takeda the product at a negotiated supply price. In addition, Takeda will become the marketing authorization holder and will be responsible for all commercialization and regulatory activities. The territories excluded from the agreement are Canada, the United States, Japan and the People’s Republic of China. Canada and the United States are covered by a collaboration and license agreement with Takeda and Japan is covered by a license and supply agreement with Abbott Japan Co. Ltd. The agreement is effective until it expires on a country-by-country basis on the fourteenth anniversary of the date of first commercial sale in that country.

In Japan, AMITIZA is marketed under a license, commercialization and supply agreement, or the Abbott Agreement, with Abbott Japan Co. Ltd., or Abbott Japan, for the gastrointestinal indication of chronic constipation, or CC, excluding constipation caused by organic diseases. Abbott initiated commercial sales of AMITIZA in Japan for the treatment of CC in November 2012. In early December 2013, the two-week limitation on prescriptions, generally applied to all new approvals of products for the first year after reimbursement price approval by the Japanese government was removed. AMITIZA is Japan’s only prescription medicine for CC. Under the terms of the Abbott Agreement, Abbott Japan agreed to pay us a commercial milestone of $2.5 million within forty-five (45) days after the end of the month during which the first occurrence of annual net sales of lubiprostone in Japan exceeded JPY5,000,000,000. This milestone was achieved in September 2014, and Abbott Japan made the associated payment in November 2014. We have been informed that Abbott has entered into an asset purchase agreement with Mylan, Inc. or Mylan, which contemplates transferring the Abbott Agreement to Mylan. On February 27, 2015, Abbott Laboratories, Inc. and Mylan, Inc. (Mylan), closed Mylan’s purchase of Abbott’s non-U.S. developed markets specialty and branded generics business which included the license, commercialization and supply agreement with us dated February 19, 2009, or the Japan Abbott Agreement. We do not expect any significant changes in the commercialization of AMITIZA in Japan as a result of such transfer.

RESCULA (unoprostone isopropyl)

We held license agreements as licensee for RESCULA (unoprostone isopropyl ophthalmic solution) 0.15% in the United States and Canada and the rest of the world, with the exception of Japan, Korea, Taiwan and the People’s Republic of China. RESCULA is approved in the U.S. for the lowering of intraocular pressure, or IOP, in patients with open-angle glaucoma or ocular hypertension. In the fourth quarter of 2014, we ceased marketing RESCULA and no further orders have been made for the product. In the first quarter of 2015, we announced that we would return all licenses for unoprostone isopropy to R-Tech and will focus our attention on other product lines.

Our Other Clinical Programs

Lubiprostone Reformulation for Adults and Pediatric Functional Constipation.  Takeda has agreed to fund 100% of the costs of reformulating lubiprostone for a pediatric indication. Feasibility testing for this work is ongoing and is expected to be completed in the first quarter of 2015. If successful, the reformulation will enable future studies of lubiprostone in adults and younger children who may not be able to swallow the current soft gelatin capsule formulation. Currently, two of the four planned phase 3 studies for the pediatric functional constipation development program are ongoing, both of which are testing the current soft gelatin capsule formulation of lubiprostone in patients 6 to 17 years of age. These trials consist of a 12-week, randomized, placebo-controlled trial initiated in December 2013 and a follow-on, long-term safety extension study initiated in March 2014. The phase 3 trial for adults with the reformulation is currently projected to have the last patient during the first half of 2016.

Intravenous and Oral Ion Channel Activators for Lumbar Spinal Stenosis.  Two ion channel activators, in both the intravenous, or IV, and oral, or PO, forms, are in clinical development for the treatment of lumbar spinal stenosis, or LSS. Positive top-line results from a phase 1b trial evaluating the safety and pharmacokinetics of the orally administered ion channel activator demonstrated the compound to be generally well-tolerated. We do not intend to pursue further clinical development of this compound at this time.

Cobiprostone as an Oral Spray for Oral Mucositis.  We completed a phase 1b clinical trial for cobiprostone for the prevention and/or treatment of oral mucositis. The results of the phase 1b trial showed that cobiprostone was well-tolerated and revealed low systemic exposure. The next phase of clinical development, a phase 2a trial, is expected to begin in the first half of 2015.

Cobiprostone for Non-Erosive Reflux Disease (NERD).  We intend to begin a development program for cobiprostone to treat non-erosive reflux disease (NERD) for patients who have a non-satisfactory response to proton pump inhibitors. We initiated a phase 2 program in NERD at the end of 2014.

Unoprostone isopropyl for Retinitis Pigmentosa (RP).  We received a press release from R-Tech during the first quarter of 2015, which set forth data from the two-year Phase 3 study for RP in Japan. As result, we will no longer develop unoprostone isopropyl and announced we would be returning the licenses to R-Tech.

Recent Developments

Additions to Our Board and Management

On December 10, 2014, we announced that, effective as of such date, our board of directors voted to increase the authorized size of the Board by one, from seven to eight members and appointed John H. Johnson to our board of directors as a Class III member to fill such new vacancy.

On January 21, 2015, we announced that, effective as of January 16, 2015, our board of directors voted to increase the authorized size of the Board by one, from eight to nine members and appointed Robert J. Spiegel, M.D., FACP to our board of directors as a Class II member to fill such new vacancy.

On January 30, 2015, we announced that Andrew Smith was appointed as our Chief Financial Officer after serving most recently as our Vice President, Operation and Finance.

On March 4, 2015, our directors, Anthony Celeste and William Ashton, advised our board of directors that they will not stand for election at the 2015 annual stockholder meeting and will resign effective May 28, 2015 from our board of directors. Our board has decided to reduce the size of the board of directors from nine to seven members and will determine if there is a need to increase the size of the board of directors in the future. To address relative proportionality based on the classification of our board of directors, on March 5, 2015, Robert J. Spiegel resigned as a Class II director of the Board and was immediately re-elected to the board of directors as a Class III director.

Commercial Developments

In January 2015, we successfully completed the European Mutual Recognition Procedure (MRP) for AMITIZA for the treatment of CIC in Austria, Belgium, Germany, Italy, Ireland, Luxembourg, Netherlands and Spain, resulting in a recommendation for marketing authorization in these markets. Ireland has notified us that it has approved AMITIZA for CIC. Under the terms of the Global License Agreement, Takeda will request from the regulatory authorities that the market authorizations for U.K. and Switzerland be transferred to Takeda in the first half of 2015.

On February 27, 2015, Abbott and Mylan closed Mylan’s purchase of Abbott’s non-U.S. developed markets specialty and branded generics business, which included our Japan Abbott Agreement.

On March 9, 2014, we announced we had received information from R-Tech concerning the preliminary data from the Phase III unoprostone isopropyl for retinitis pigmentosa trial. In light of the information in that release, we determined not to engage in any further development of unoprostone isopropyl. We notified R-Tech that we would rescind and return all of our rights and interests in and to the licenses for unoprostone isopropyl to R-Tech to allow R-Tech to find other partners for the development and commercialization of unoprostone isopropyl outside of Japan.

Legal Proceedings

On October 9, 2014, we, along with R-Tech Ueno, Ltd., or RTU, and Takeda and affiliates executed a settlement and license agreement with Anchen Pharmaceuticals, Inc., Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc., or collectively, Par, that resolved our patent litigation with Par in the United States related to our AMITIZA (lubiprostone) 8 mcg and 24 mcg soft gelatin capsule (“lubiprostone capsule”) products. Under the terms of such agreement, Sucampo and RTU will grant Par a non-exclusive license to market Par’s generic version of lubiprostone 8 mcg soft gelatin capsule and 24 mcg soft gelatin capsule (licensed products) in the United States for the indications approved for AMITZA beginning January 1, 2021, or earlier under certain circumstances.

Beginning on January 1, 2021, Par will split with us the gross profits of the licensed products sold during the term of the agreement, which continues until each of our related patents has expired. In the event Par elects to launch an authorized generic, we agree to supply Par under the terms of a manufacturing and supply agreement at a negotiated price. Additionally, Sucampo, RTU, Takeda, and Par agreed to dismiss with prejudice the patent litigation filed in the U.S. District Court for the District of Delaware. On December 1, 2014, the District Court entered a consent judgment and permanent injunction against Par, including their officers, agents, servants, employees and attorneys, enjoining them from manufacturing, using, offering to sell or selling within the United States, or importing into the United States, any generic capsule product containing 8 mcg and/or 24 mcg of lubiprostone per capsule that is the subject of Abbreviated New Drug Application, or ANDA, No. 201442 until January 1, 2021 or at such earlier date as may be permitted by such settlement and license agreement.

On October 3, 2014, we received a Paragraph IV certification notice letter regarding an ANDA submitted to the U.S. Food and Drug Administration, or FDA, by Dr. Reddy’s Laboratories, Inc., or Dr. Reddy’s, requesting approval to market, sell, and use a generic version of the 8 mcg and 24 mcg lubiprostone capsule products. In its notice letter, Dr. Reddy’s alleges that U.S. Patent Nos. 6,414,016; 6,583,174; 7,064,148; 7,417,067; 8,026,393; 8,071,613; 8,088,934; 8,097,649; 8,114,890; 8,338,639; 8,748,481; 8,779,187; 7,795,312; 8,097,653; and 8,389,542, which cover compositions, formulations and methods of using AMITIZA, are invalid, unenforceable and/or will not be infringed by Dr. Reddy’s manufacture, use or sale of the product described in its ANDA. The latest of such patents expires in 2027. On November 12, 2014, Sucampo, R-Tech Ueno, Ltd., Takeda, and certain affiliates of Takeda filed a patent infringement lawsuit in the United States District Court for the District of New Jersey against Dr. Reddy’s Laboratories, Ltd. and Dr. Reddy’s Laboratories, Inc. related to the ANDA previously filed by Dr. Reddy’s and described above. The lawsuit claims infringement of 7 patents that are listed in the FDA’s Orange Book, with the latest expiring in 2027. Under the Hatch-Waxman Act, as a result of the patent infringement lawsuit, final FDA approval of Dr. Reddy’s ANDA will be stayed up to 30 months from the date of receipt of the notice letter. On January 26, 2015, Dr. Reddy’s filed an answer and counterclaim to our complaint.

On December 22, 2014, we and R-Tech received a Paragraph IV certification notice letter regarding an ANDA submitted to the FDA by Par requesting approval to market, sell, and use a generic version of the RESCULA (unoprostone isopropyl ophthalmic solution) 0.15% product approved for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension. In its notice letter, Par alleges that U.S. Patent Nos. 6,458,836 and 6,770,675, which cover compositions, formulations and methods of using RESCULA, are invalid and/or will not be infringed by Par’s manufacture, use or sale of the product described in its ANDA. The latest of such patents expires in 2021. In January 2015, we and R-Tech resolved the patent challenge and generic drug application submission for RESCULA through an agreement for a license to Par for a generic or authorized generic version of RESCULA under certain events that allows a generic version of RESCULA to enter the market prior to 2021. In the event we or R-Tech do grant a license, we or R-Tech will split the profits with Par and if Par chooses to distribute an authorized generic product, we through R-Tech will supply the product at a negotiated supply price. The term of the agreement expires in 2021. As a result of our return of the licenses for unoprostone isopropyl to R-Tech, the terms of this agreement would apply to R-Tech.

Corporate Information

Our predecessor was originally incorporated under the laws of Delaware on December 5, 1996. In December 2008, we implemented a new holding company structure. In connection with this restructuring, the newly-formed holding company was named Sucampo Pharmaceuticals, Inc.

Our principal executive office is located at 4520 East West Highway, 3rd Floor, Bethesda, MD 20814, and our telephone number is (301) 961-3400. Our website address is www.sucampo.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our operations are conducted through subsidiaries based in Japan, the United States, Switzerland and the United Kingdom.

Our class A common stock is listed on The NASDAQ Global Market under the symbol “SCMP.”

THE OFFERING

Class A common stock offered by the selling stockholders:
4,000,000 shares
Class A common stock outstanding before and after this offering as of December 31, 2014:
44,602,988 shares
Underwriters’ option to purchase additional shares granted by the selling stockholders:
The selling stockholders have granted the underwriters an option to purchase up to 600,000 additional shares of our class A common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.
Ownership of the selling stockholders after this offering:
Upon completion of this offering, the selling stockholders will, collectively, beneficially own 21,675,255 shares, or approximately 48.3% of our class A common stock, or 21,075,255 shares (approximately 46.9%) if the underwriters’ option to purchase additional shares is exercised in full.
Use of proceeds:
We will not receive any of the proceeds from this offering.
Risk factors:
See “Risk Factors” and the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a discussion of the factors you should consider carefully before deciding to invest in shares of our class A common stock.
NASDAQ Global Market symbol:
“SCMP”

The total number of shares of class A common stock to be outstanding immediately after this offering assumes no exercise of the underwriters’ option and is based on 44,602,988 shares of common stock outstanding as of December 31, 2014, which does not include the following:

•	4,021,491 shares issuable upon the exercise of stock options outstanding as of December 31, 2014 with a weighted-average exercise price of $6.93 per share; and
•	3,195,271 shares available for future issuance under our equity compensation plans as of December 31, 2014.

Unless otherwise stated, all information in this prospectus supplement:

•	assumes no exercise of outstanding options to purchase class A common stock and no issuance of shares available for future issuance under our equity compensation plans;
•	assumes no exercise of the underwriters’ option; and
•	reflects all currency in United States dollars.

SUMMARY SELECTED FINANCIAL INFORMATION

The following tables set forth selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2014.

The following derived consolidated financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 are from our audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. The following consolidated financial data as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010 are derived from audited Consolidated Financial Statements not incorporated by reference in this prospectus supplement. The information set forth below is not necessarily indicative of the results of future operations.

You should read the summary selected financial information presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement.

	Year Ended December 31,
(In thousands, except per share data)	2014	2013	2012	2011	2010
Statement of operations data
Revenues:	$115,450	$89,594	$81,487	$54,761	$61,870
Costs and expenses:
Costs of goods sold	16,269	12,402	3,030	—	—
Intangible assets impairment	5,631	—	—	—	—
Settlement of legal dispute	—	—	—	(11,100)
Research and development	20,566	21,524	21,292	33,497	23,955
General and administrative	31,230	25,413	30,157	41,270	27,867
Selling and marketing	14,523	21,059	18,691	8,783	10,201
Total costs and expenses	88,219	80,398	73,170	72,450	62,023
Income (loss) from operations	27,231	9,196	8,317	(17,689)	(153)
Total non-operating income (expense), net	(98)	1,747	(340)	(4,225)	(3,167)
Income (loss) before income taxes	27,133	10,943	7,977	(21,914)	(3,320)
Income tax benefit (provision)	(14,005)	(3,928)	(2,916)	4,608	565
Net income (loss)	$13,128	$7,015	$5,061	$(17,306)	$(2,755)
Basic net income (loss) per share	$0.30	$0.17	$0.12	$(0.41)	$(0.07)
Diluted net income (loss) per share	$0.29	$0.16	$0.12	$(0.41)	$(0.07)
Weighted average common shares outstanding – basic	43,691	41,716	41,660	41,839	41,848
Weighted average common shares outstanding – diluted	44,506	42,544	41,785	41,839	41,848

	December 31,
(In thousands)	2014	2013	2012	2011	2010
Balance sheet data:
Cash and cash equivalents	$71,622	$44,102	$52,022	$50,662	$49,243
Investments, current	22,393	16,003	6,035	24,452	54,524
Working capital	88,514	70,741	52,843	67,835	94,541
Total assets	141,574	136,877	127,796	157,569	149,273
Notes payable, current	8,240	26,892	19,129	20,400	19,522
Notes payable, non-current	17,578	25,828	33,722	39,227	44,439
Total liabilities	59,262	77,908	84,541	118,975	95,443
Retained earnings (accumulated deficit)	(13,732)	(26,860)	(33,875)	(38,936)	(21,630)
Total stockholders’ equity	82,312	58,969	43,255	38,594	53,830

RISK FACTORS

Investing in our class A common stock involves risk. Before deciding whether to invest in our class A common stock, you should consider carefully the risks and uncertainties described below. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our class A common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

If we are unable to continue successful commercialization of AMITIZA for the approved indications and other indications or dosage forms for which we are developing this drug, or experience significant delays in doing so, our ability to generate royalty and product-based revenues and achieve profitability will be jeopardized.

Our business currently depends entirely on the successful commercialization of our first product, lubiprostone. Lubiprostone was launched in the U.S. in 2006, under the brand name AMITIZA. AMITIZA is currently marketed in the U.S., U.K., Switzerland and Japan for various indications. We have a limited history of generating global revenues from the sale of lubiprostone. Our ability to meet expectations with respect to global sales of lubiprostone and revenues from such sales, and to attain profitability and maintain positive cash flow from the lubiprostone business, in the time periods we anticipate, or at all, will depend on a number of factors, including the following:

•	our and our partners’ ability to continue to build, and to maintain, market acceptance for lubiprostone among healthcare professionals and patients in the U.S., and to gain such market acceptance in the countries where lubiprostone is approved, or may in the future receive approval;
•	the best efforts of Takeda and Abbott to commercialize and maximize net sales revenue of AMITIZA;
•	the degree to which both physicians and patients determine that the safety and side effect profiles of lubiprostone are manageable, and that the benefits of lubiprostone outweigh the risks;
•	the current and future prevalence of CIC, IBS-C or CC;
•	the willingness of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to continue to provide reimbursement for lubiprostone at the prices at which we offer lubiprostone without imposing any additional major hurdles to access or other significant restrictions or limitations, and the ability and willingness of patients to commit to any co-pay amounts for lubiprostone applicable under their insurance coverage;
•	our commercial partners’ ability to obtain pricing approval and/or reimbursement required for selling lubiprostone in the major countries of the E.U., Japan and in other countries in which we may receive approval to market lubiprostone on a timely basis and at price levels that are acceptable to us without the applicable government agencies or other payers in such countries imposing onerous caps, rebate, risk sharing or other requirements which effectively and significantly lower the reimbursement rates for lubiprostone;
•	the extent of the likely negative impact of the introduction of new competitive products on sales of lubiprostone;
•	our ability to gain regulatory approval of lubiprostone outside the countries in which we have already received approval without restrictions that are substantially more onerous or manufacturing specifications that are more difficult to consistently achieve than those imposed in the U.S. and E.U.;

•	our ability to accurately forecast revenues from sales of lubiprostone and the metrics that impact revenues, such as prescription rate, short-term and long-term drop-out rate, conversion rate, reimbursement and pricing; the timing and availability of named patient sales and the impact of future competition;
•	our ability to successfully gain approval of a dosage form of lubiprostone for pediatric functional constipation, and to generate revenues from sales of the dosage form for pediatric functional constipation, if approved;
•	successful completion of clinical trials of AMITIZA for the treatment of other constipation-related gastrointestinal indications beyond CIC, IBS-C and OIC as well as other dosage forms other than the 24 mcg and 8 mcg soft gelatin capsule, and successful commercialization of these indications and dosage forms within and outside the U.S.;
•	the ability of R-Tech, which has the exclusive right to manufacture and supply AMITIZA, or any substitute manufacturer to manufacture sufficient bulk quantities of active pharmaceutical ingredient (API) and sufficient quantities of each dosage strength and dosage form of lubiprostone to meet demand;
•	our ability to hire and retain key personnel necessary to optimize the lubiprostone business; and
•	our and our partners’ ability to continue to execute effectively on our commercial launch plan and other key activities related to lubiprostone in the U.S., and to launch lubiprostone successfully in those key markets outside the U.S. in which we receive pricing and reimbursement approval, and the level of cost required to conduct such activities.

AMITIZA faces significant competition from competitors’ products like linaclotide and naloxegol, which, in addition to other factors, could in certain circumstances lead to a significant reduction in royalty revenues and product sales.

As a general matter, the pharmaceutical industry is highly competitive. To be successful, we must be able to, among other things, effectively discover, develop, test and obtain regulatory approvals for products. We or our partners must be able to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical professionals. Many of our competitors have greater resources than we have. This enables them, among other things, to make greater investments in research and development, marketing and promotion.

Our product, AMITIZA, faces competition from competitors’ products. Specifically, AMITIZA faces competition from linaclotide which was recently approved for two of the three indications that AMITIZA has been approved in the U.S. and for IBS-C in certain European countries. Its manufacturer is seeking approval in other markets for IBS-C that we currently or intend to market AMITIZA. We also face competition from naloxegol which was recently approved for OIC in the U.S. and E.U. and will be marketed in the first quarter of 2015 in the US and is currently being launched in the E.U. Competitor products such as linaclotide and naloxegol may be more effective or more effectively marketed and sold than AMITIZA is by our partners or by us. Alternatively, in the case of generic competition, including the generic availability of competitors’ branded products, they may be equally safe and effective products that are sold at a substantially lower price than our products. As a result, if we fail to maintain its competitive position, this could have a material adverse effect on its business, cash flow, results of operations, financial position and prospects.

Developments by our competitors, the entry of new competitors into the markets in which we compete, or consolidation in the pharmaceutical industry could make our products or technologies less competitive or obsolete. Our future growth depends, in part, on our ability to develop and introduce products which are more effective than those developed by our competitors. Royalties or sales from our existing products may decline rapidly if a new product is introduced that represents a substantial improvement over our existing products.

Our future success depends upon our ability to develop new products, and new indications for existing products, that achieve regulatory approval for commercialization.

For our business model to be successful, we must continually develop, manufacture and commercialize new products or achieve approval for new indications or label extensions for the use of our existing products.

Prior to commercialization, these new products and product indications must satisfy stringent regulatory standards and receive requisite approvals or clearances from regulatory authorities in the United States and other countries. The development, regulatory review and approval, and commercialization processes are time consuming, costly and subject to numerous factors that may delay or prevent the development, approval or clearance, and commercialization of new products, including legal actions brought by our competitors. To obtain approval or clearance of new indications or products, we must submit, among other information, the results of preclinical and clinical studies on the new indication or product candidate to the applicable regulatory authorities. The number of preclinical and clinical studies that will be required for regulatory approval varies depending on the regulatory authority, the new indication or product candidate, the disease or condition for which the new indication or product candidate is in development and the regulations applicable to that new indication or product candidate. Even if we believe that the data collected from clinical trials of new indications for our existing products or for our product candidates are promising, applicable regulatory authorities may find such data to be insufficient to support approval of the new indication or product. The regulatory authority can delay, limit or deny approval or clearance of a new indication or product candidate for many reasons, including:

•	the product is not safe or effective either generally or for a new indication;
•	our preclinical and clinical data is interpreted in different ways than we interpret that data;
•	we may be required to perform post-marketing clinical studies; or
•	there may be changes in the approval policies or adoption of new regulations.

Products that we are currently developing, other future product candidates or new indications or label extensions for our existing products, may or may not receive the regulatory approvals or clearances necessary for marketing or may receive such approvals or clearances only after delays or unanticipated costs.

We continue to rely on third parties for the successful commercialization of some of our drug products. The success of these third parties will affect our ability to continue to develop new drug candidates.

For most of our operating history, we have been a research and development company. As we move to expand our management, organizational and operational capabilities, expand our global partnerships, develop our diversified product pipeline, acquire non-prostone clinical candidates, and enhance our capital structure, our operations will focus on organizing and staffing our company, building the necessary infrastructure to support these capabilities, developing the pipeline and non-prostone technologies which we may acquire, undertaking preclinical and clinical trials of our product candidates, and pursuing the regulatory approval processes for additional indications for AMITIZA. Though we will continue to rely upon Takeda and Abbott to commercialize AMITIZA in most of the world, we may not be able to cause these third parties to effectively market and sell AMITIZA. While we are currently utilizing R-Tech to perform the exclusive manufacturing functions and rely on Takeda and Abbott to perform the sales and marketing functions with respect to the sale of AMITIZA, we may nevertheless encounter unforeseen expenses, difficulties, complications and delays as Takeda obtains regulatory approvals and establishes the commercial markets for AMITIZA in the rest of the world. As we continue to develop and seek regulatory approval of additional product candidates and additional indications for lubiprostone, cobiprostone, and ion channel activators within and outside the U.S., it could be difficult for us to access capital, to build the necessary infrastructure, to obtain and devote the resources necessary to obtain and develop product candidates, to effectively sell our products, and to provide resources to support commercialization of our products.

We are subject to on-going obligations to monitor the safety of our products and product candidates. Any failure to meet these obligations could adversely affect our ability to generate revenue.

Safety problems or signals can arise as our products are marketed and our product candidates are evaluated in clinical trials. With our collaborators, we are required to continuously collect and assess adverse events reported to us and to communicate to regulatory agencies these adverse events and safety signals regarding our products. Regulatory agencies periodically perform inspections of our pharmacovigilance processes, including our adverse event reporting. If regulatory agencies determine that we or our collaborators have not complied with the applicable reporting or other pharmacovigilance requirements, we may become subject to additional inspections, warning letters or other enforcement actions, including monetary fines, marketing authorization withdrawal and other penalties.

We face potential product liability exposure, and, if claims are brought against us, we may incur substantial liability.

The use of lubiprostone or any other product candidate in clinical trials and the sale of AMITIZA or any other product candidate for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers or others selling or otherwise coming into contact with our product and product candidates. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for lubiprostone or any other product candidate for which we obtain marketing approval;
•	impairment of our business reputation and exposure to adverse publicity;
•	increased warnings on product labels;
•	withdrawal of clinical trial participants;
•	costs as a result of related litigation;
•	distraction of management’s attention from our primary business;
•	substantial monetary awards to patients or other claimants;
•	loss of revenue; and
•	the inability to successfully commercialize lubiprostone or any other product candidate for which we obtain marketing approval.

We have obtained product liability insurance coverage for both our clinical trials and our commercial exposures. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects or warnings found to be inadequate. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial. A product liability claim or series of claims brought against us could cause our stock price to decline and, if the claim is successful and judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Recent federal legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, and other negative pricing trends could limit our ability to generate revenues.

In March 2010, the Patient Protection and Affordable Care Act, or the ACA, was enacted in the U.S. In 2012, the U.S. Supreme Court upheld the ACA. This legislation may have both immediate and long-term impacts on us. A number of the provisions of legislation require rulemaking action by governmental agencies to implement, many of which have not yet occurred. The laws change access to health care products and services and create new fees for the pharmaceutical and medical device industries. Future rulemaking could increase rebates, reduce prices or the rate of price increases for health care products and services, or require additional reporting and disclosure. We cannot predict the timing or impact of any future rulemaking.

The regulations that govern, among other things, regulatory approvals, coverage, pricing and reimbursement for new drug products vary widely from country to country. In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of our product candidates, restrict or regulate post-approval activities and affect our ability to successfully sell any product candidates for which we obtain regulatory approval.

In the U.S., the European Union, and other potentially significant markets for our product candidates, government authorities and third-party payers are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Furthermore, the increased emphasis on managed healthcare in the U.S. and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

We may generate growth through acquisitions and in-licensing and such strategy may not be successful if we are not able to identify suitable acquisition or licensing candidates, to negotiate appropriate terms of any such transaction or to successfully manage the integration of any acquisition.

As part of our business strategy, we intend to pursue strategic acquisitions and in-licensing opportunities with third parties for our existing products and to complement our existing product pipeline. We have limited experience in completing acquisitions with third parties as well as performing under in-licensing agreements and we may not be able to identify appropriate acquisition or licensing candidates or to successfully negotiate the terms of any such transaction. The licensing and acquisition of pharmaceutical and biological products is a competitive area. A number of more established companies are also pursuing strategies to license or acquire products in the pharmaceutical field, and they may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. If we are unable to successfully complete acquisitions or in-licensing transactions for suitable products and product candidates, our prospects for growth could suffer.

Even if we are successful in completing one or more acquisitions, the failure to adequately address the financial, operational or legal risks of these transactions could harm our business. To finance an acquisition, we could be required to use our cash resources, issue potentially dilutive equity securities or incur or assume debt or contingent liabilities. Accounting for acquisitions can require impairment losses or restructuring charges, large write-offs of in-process research and development expense and ongoing amortization expenses related to other intangible assets. In addition, integrating acquisitions can be difficult, and could disrupt our business and divert management resources. If we are unable to manage the integration of any acquisitions successfully, our ability to develop new products and continue to expand our product pipeline may be impaired.

The acquisition of Sucampo AG (SAG), in December 2010 resulted in the issuance of two subordinated unsecured promissory notes in the aggregate amount of approximately $51.9 million to Ueno Trust and Kuno Trust. As of December 31, 2014, the outstanding balance on the notes was $25.8 million. If we do not generate sufficient cash flows from our operations, we may not be able to pay the obligations of the notes on a timely basis, which may adversely affect our operating results. Our failure to comply with the covenants and/or obligations related to the notes could result in an event of default, which could result in an immediate acceleration of the outstanding balance of the notes that could materially and adversely affect our operating results and our financial condition. As of December 31, 2014, we were compliant.

Risks Related to Our Commercial Operations

We have a relatively short history of profitability. We may not maintain operating profitability in the future, and this could force us to delay, reduce or abandon our commercialization efforts or product development programs.

We have recorded net income since 2012. However, we expect to continue to incur significant and increasing expenses for at least the next several years as we continue our research activities, conduct development of the prostone technology, seek and develop non-prostone products and compounds, seek regulatory approvals for additional indications and additional territories for AMITIZA and for other drug candidates, and protect the patents of our prostone products from generic challenges. Regulatory changes and changes in market conditions, including the generic competition, may require us to incur more expenses or change the timing of expenses such that we may incur unexpected losses. We may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to maintain profitability, the market value of our class A common stock may decline.

We may need substantial additional funding and be unable to raise capital when needed, which could force us to delay, reduce or abandon our commercialization efforts or product development programs.

We expect our research and development expenses and selling, general and administrative expenses to increase in connection with our ongoing activities. We may need substantial additional funding and be unable to raise capital when needed or on attractive terms, which would force us to delay, reduce or abandon our development programs.

We have continued to finance much of our operations by payments received under our collaboration agreements with Takeda and Abbott. We believe that our existing cash and cash equivalents and internally generated funds that we anticipate from AMITIZA royalty revenues and product sales will be sufficient to enable us to fund our current operating expenses but not for all of our future research and development programs. Our future funding requirements, however, will depend on many factors, including:

•	actual levels of product royalty and product sales from AMITIZA;
•	the cost of commercialization activities, including product marketing, sales and distribution;
•	the scope and results of our research, preclinical and clinical development activities;
•	the timing of, and the costs involved in, obtaining regulatory approvals;
•	the costs involved in obtaining and maintaining proprietary protection for our products, technology and know-how, including litigation costs and the results of such litigation;
•	our ability to recruit and retain internal qualified human resources to conduct these activities;
•	the extent to which we acquire or invest in businesses, products and technologies;
•	the success of our collaboration with Takeda and Abbott;
•	the success of our commercialization efforts of AMITIZA; and
•	our ability to establish and maintain additional collaborations.

If we are required to raise additional funds from external sources, we might accomplish this through at-the-market sales, public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. If we raise additional funds by at-the-market sales or issuing equity securities, current stockholders may experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights and related intellectual property to our technologies, research programs, products or product candidates.

We are developing internationally and licensing our products globally; therefore, we have an increased exposure to foreign political conditions and regulatory requirements and fluctuations in foreign currency exchange rates.

We expect that we will continue to seek global opportunities for our products and to develop candidates internationally in the future. Such opportunities and development will inherently subject us to a number of risks and uncertainties, including:

•	changes in international regulatory and compliance requirements that could restrict our ability to develop, market and sell our products;
•	political and economic instability;
•	diminished protection of intellectual property in some countries outside of the United States;
•	trade protection measures and import or export licensing requirements;
•	difficulty in staffing and managing international operations;

•	differing labor regulations and business practices;
•	potentially negative consequences from changes in or interpretations of tax laws;
•	changes in international medical reimbursement policies and programs;
•	financial risks such as longer payment cycles, difficulty collecting accounts receivable and exposure to fluctuations in foreign currency exchange rates; and
•	regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ and service providers’ activities that may fall within the purview of the Foreign Corrupt Practices Act, or FCPA, or similar foreign laws such as the UK Bribery Act.

Any of these factors may, individually or as a group, have a material adverse effect on our business and results of operations. These or other similar risks could adversely affect our revenue and profitability. As we develop internationally, our exposure to these factors will increase.

Risks Related to Product Pipeline

If our preclinical studies do not produce successful results or if our clinical trials do not demonstrate safety and efficacy in humans, our ability to develop and commercialize our pipeline and non-prostone compounds will be impaired, which may jeopardize our business.

Before obtaining regulatory approval for the sale of our product candidates from our pipeline and from non-prostone acquisitions, we must conduct extensive preclinical tests and clinical trials to demonstrate the safety and efficacy in humans of our product candidates. Preclinical and clinical testing is expensive, is difficult to design and implement, can take many years to complete, is subject to varying regulatory requirements and is uncertain as to outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;
•	clinical research organizations we retain to conduct clinical trials may not perform according to the terms of the contract, causing delays or negative results in the clinical trials;
•	our preclinical tests or clinical trials may produce negative or inconclusive results, and as a result we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we consider to be promising;
•	design of or enrollment in our clinical trials may be slower than we currently anticipate, resulting in significant delays, or participants may drop out of our clinical trials at rates that are higher than we had anticipated;
•	we might have to suspend or terminate our clinical trials, or perform additional trials, if we discover that the participating patients are being exposed to unacceptable health risks;
•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;
•	the cost of our clinical trials may be greater than we currently anticipate;
•	we might have difficulty obtaining sufficient quantities of the product candidate being tested to complete our clinical trials;
•	any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable;

•	many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, site selection, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than we do and smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies;
•	the effects of our product candidates may not be the desired or anticipated effects or may include undesirable side effects, or the product candidates may have other unexpected characteristics; and
•	if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing or if the results of these trials or tests are not positive or are only modestly positive, we may be delayed in obtaining marketing approval for our product candidates, not be able to obtain marketing approval, or obtain approval for indications that are not as broad as those for which we apply.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Significant clinical trial delays also could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.

We may perform additional clinical trials for other indications or in support of applications for regulatory marketing approval in jurisdictions outside the United States for our products. These supplemental trials could be costly and could result in findings inconsistent with or contrary to our historic United States clinical trials.

In the future, we may be required, or we may elect, to conduct additional clinical trials of AMITIZA to improve the current label or address regulatory authorities concerns about AMITIZA. In addition, if we seek marketing approval from regulatory authorities in jurisdictions outside the United States, they may require us to perform additional clinical trials that would be costly and difficult to know if there will be successful outcomes and to submit data from supplemental clinical trials in addition to data from the clinical trials that supported our United States filings with the FDA. Any requirements to conduct supplemental trials would add to the cost of developing our product candidates. Additional or supplemental trials could also produce findings that are inconsistent with the trial results we have previously submitted to the FDA, in which case we would be obligated to report those findings to the FDA. This could result in new restrictions on the existing marketing approval for AMITIZA or could force us to stop selling AMITIZA. Inconsistent trial results could also lead to delays in obtaining marketing approval in the United States for other indications for AMITIZA or for other product candidates and could cause regulators to impose restrictive conditions on marketing approvals and could even make it impossible for us to obtain marketing approval. Any of these results could materially impair our ability to generate revenues and to achieve or maintain profitability.

Our agreements with makers of generic AMITIZA products are subject to government scrutiny in the U.S.

We are and have been involved in patent litigations that have resulted or may result in settlement agreements. We have filed our settlement and license agreements with Par and will file any future settlement agreements with the Federal Trade Commission (FTC) and the Antitrust Division of the Department of Justice for review. The FTC has, in the past, brought actions against some brand and generic companies that have entered into such agreements alleging violations of antitrust laws in connection therewith.

We may receive civil investigative demands from the FTC that requires us to provide the FTC information and documents relating to various settlement and other agreements with makers of generic AMITIZA products following patent infringement claims and litigation, and other efforts principally regarding AMITIZA. If the FTC believes that these or other agreements or efforts violates antitrust laws, it could challenge us through an administrative or judicial proceeding, which could result in the imposition of monetary and/or injunctive relief, including the invalidation of agreements, any of which could have a material adverse effect on our results of operations and financial condition. In addition, any such litigation could be protracted, requiring a substantial commitment of our management’s time and cash expenditures over multiple years.

Risks Related to Our Dependence on Third Parties, Including Related Parties

We have no manufacturing capabilities and are dependent upon R-Tech to manufacture and supply us with our product and product candidates. If R-Tech does not manufacture AMITIZA or our other product candidates in sufficient quantities, at acceptable quality levels and at acceptable cost and if we are unable to identify a suitable replacement manufacturer, our sales of AMITIZA and our further clinical development and commercialization of other products could be delayed, prevented or impaired.

We do not own or operate manufacturing facilities and have little experience in manufacturing pharmaceutical products. We currently rely, and expect to continue to rely, exclusively on R-Tech to supply AMITIZA, cobiprostone and ion channel activators and any future prostone compounds that we may determine to develop or commercialize. We have granted R-Tech the exclusive right to manufacture and supply AMITIZA to meet our commercial and clinical requirements throughout the world. We do not have an alternative source of supply for AMITIZA, cobiprostone or ion channel activators. If R-Tech is not able to supply AMITIZA or these other compounds on a timely basis, in sufficient quantities and at acceptable levels of quality and price, and if we are unable to identify an alternate manufacturer to perform these functions on acceptable terms, sales of AMITIZA would be significantly impaired, and our development programs could be seriously jeopardized.

The risks of relying solely on R-Tech for the manufacture of our products include:

•	we rely solely on R-Tech for quality assurance and their continued compliance with regulations relating to the manufacture of pharmaceuticals;
•	R-Tech’s manufacturing capacity may not be sufficient to produce commercial quantities of our product, or to keep up with subsequent increases in the quantities necessary to meet potentially growing demand;
•	R-Tech may not have access to the capital necessary to expand its manufacturing facilities in response to our needs;
•	Given that the know-how and trade secrets of the manufacturing process for prostones are owned by R-Tech, if R-Tech were to cease conducting business, if its operations were to be interrupted, or we elect to contract with another manufacturer to supply us, it would be difficult and time consuming for us to find an alternate supplier and the change would need to be submitted to and approved by the FDA and/or foreign regulatory agencies;
•	R-Tech relies on numerous sub-contractors to fulfill its manufacturing obligations, and any difficulty or disruption at one of these sub-contractors could jeopardize R-Tech’s ability to produce AMITIZA or our other products;
•	R-Tech may experience events, such as a fire or natural disaster, that force it to stop or curtail production for an extended period; and
•	R-Tech could encounter significant increases in labor, capital or other costs that would make it difficult for R-Tech to produce our products cost-effectively.

In addition, R-Tech currently uses one supplier for the API used in the manufacture of prostones. R-Tech could experience delays in production should it become necessary to switch its source of supply for the API to another supplier or to manufacture the API itself. R-Tech has subcontracted with a single contract manufacturer to encapsulate the bulk form AMITIZA supplied by R-Tech into soft gelatin capsules and another manufacturer to package the final product for distribution in the U.S. If these subcontractors experience difficulties or delays in performing these services for any reason, our ability to deliver adequate supplies of finished product to physicians and patients will be impaired during the period in which R-Tech seeks an alternative manufacturer, which could cause us to lose revenues. In addition, any change in the party providing encapsulation of AMITIZA would need to be approved by the FDA and/or foreign regulatory agencies, and any change in the party packaging the product would need to be submitted to and reviewed by the FDA and/or foreign regulatory agencies, which could increase the time required to replace these subcontractors should that become necessary.

Our current and anticipated future dependence upon R-Tech for the manufacture of our products and product candidates may adversely affect our future revenues, our cost structure, our ability to expand globally and our ability to develop product candidates and commercialize any approved products on a timely and competitive basis. In addition, if R-Tech should cease to manufacture prostones for our clinical trials for any reason, we likely would experience delays in advancing these trials while we seek to identify and qualify replacement suppliers. We may be unable to obtain replacement supplies on a timely basis, on terms that are favorable to us or at all.

R-Tech and any other third-party manufacturer of our products and product candidates are subject to significant regulations governing manufacturing facilities and procedures.

R-Tech, R-Tech’s subcontractors and suppliers and any other potential manufacturer of our products or product candidates may fail to comply with the FDA’s current good manufacturing practice, or cGMP, regulations or other governmental regulations. These regulations govern manufacturing processes and procedures and the implementation and operation of systems to control and assure the quality of products approved for sale. In addition, the FDA or other regulatory agencies outside the United States may at any time audit or inspect a manufacturing facility to ensure compliance with cGMP or similar regulations. Our failure, or the failure of R-Tech, R-Tech’s subcontractors and suppliers or any other third-party manufacturer we use, to comply with applicable manufacturing regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products and product candidates.

If it were to become necessary for us to replace R-Tech as contract manufacturer, we would compete with other companies for access to appropriate manufacturing facilities. Any such change would need to be submitted to and approved by the FDA and/or foreign regulatory agencies before commercial activities of AMITIZA or any other product could resume. Among manufacturers that operate under cGMP regulations, there are a limited number that would be both capable of manufacturing for us and willing to do so.

We depend significantly on our collaborations with Takeda and Abbott, and may depend in the future on collaborations with other third parties, to develop and commercialize our product candidates.

A key element of our business strategy is to collaborate where appropriate with third parties, particularly leading pharmaceutical companies, to co-develop, commercialize and market our products and product candidates. We are currently party to the North America Takeda Agreement for the co-development and commercialization of AMITIZA for gastrointestinal indications in the U.S. and Canada. In October 2014, we entered into the Takeda Amendment to amend the North America Takeda Agreement to, among other things, extend the term and providing that, during such extended term, Takeda and we will split the annual net sales revenue of the branded AMITIZA products. Also in October 2014, we and Takeda entered into the Global License Agreement for AMITIZA whereby Takeda will become the marketing authorization holder and will be responsible for all development, commercialization and regulatory activities other than in Canada, the U.S., Japan and the People’s Republic of China.

We are also party to the Japan Abbott Agreement for the development and commercialization of AMITIZA in Japan. On February 27, 2015, Abbott Laboratories, Inc. and Mylan, Inc. (Mylan) closed Mylan’s purchase of Abbott’s non-U.S. developed markets specialty and branded generics business, which includes the Japan Abbott Agreement. Though we do not expect the commercialization of AMITIZA in Japan to be adversely affected, if Mylan does not devote the resources and effort to the commercialization of AMITIZA, our profitability could be affected. We have no commercial experience collaborating with Mylan, and consequently the compatibility of our two companies is unknown.

The success of our collaboration arrangements will depend heavily on the efforts and activities of Takeda, Abbott, and its successor under our agreement, Mylan. The risks that we face in connection with these collaborations and that we anticipate being subject to in any future collaborations, include the following:

•	our agreements with Takeda and Abbott are, and any future collaboration agreements that we may enter into are likely to be, subject to termination under various circumstances;

•	Takeda, Abbott and other future collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of their collaboration with us;
•	Takeda, Abbott and other future collaborators may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our products or may use committed resources inefficiently;
•	we may become involved in disputes with our collaborators regarding operations, strategies, intellectual property or financial matters;
•	Takeda, Abbott and other future collaborators may not properly maintain or defend our intellectual property rights or may utilize our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential liability; and
•	Takeda, Abbott and other future collaborators may change the focus of their development and commercialization efforts.

The ability of our products and product candidates to reach their potential could be limited if Takeda, Abbott or any other future collaborators decrease or fail to increase spending relating to such products, fail to dedicate sufficient resources to developing or promoting our products or change their business focus.

We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily or may fail to meet established deadlines for the completion of these trials.

We generally do not have the independent ability to conduct global clinical trials for our product candidates. We rely on third parties, such as contract research organizations (CROs), clinical data management organizations, medical institutions, and clinical investigators, to perform this function. For example, approximately 130 separate clinical investigators participated in our trials for IBS-C. We use multiple CROs to coordinate the efforts of our clinical investigators and to accumulate the results of our trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors.

In addition, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. The FDA and foreign regulatory agencies require us to comply with standards, commonly referred to as cGCP, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.

Conflicts of interest may arise between R-Tech and us, and these conflicts might ultimately be resolved in a manner unfavorable to us.

Our founders, Dr. Sachiko Kuno and Dr. Ryuji Ueno, together own a majority of the stock of R-Tech. Drs. Kuno and Ueno are married to each other. Ownership interests of our founders in the stock of R-Tech may give rise to conflicts of interest when faced with a decision that could favor the interests of one of the affiliated companies over another. In addition, conflicts of interest may arise with respect to existing or possible future commercial arrangements between us and R-Tech in which the terms and conditions of the arrangements are subject to negotiation or dispute. For example, conflicts of interest could arise over matters such as:

•	disputes over the cost or quality of the manufacturing services provided to us by R-Tech with respect to AMITIZA, cobiprostone and ion channel activators;
•	a decision whether to engage R-Tech in the future to manufacture and supply compounds other than AMITIZA, cobiprostone and ion channel activators;

•	a decision whether to renegotiate the terms of our existing agreements with R-Tech or a strategic acquisition with R-Tech; or
•	business opportunities unrelated to prostones that may be attractive both to us and to the other company.

If tax authorities disagree with our transfer pricing policies or other tax positions, we could become subject to significant tax liabilities.

We are a member of an affiliated group of entities, including R-Tech, which is directly or indirectly controlled by Drs. Ueno and Kuno. We have had and will continue to have significant commercial transactions with these entities. Furthermore, we operate three foreign subsidiaries, Sucampo Pharma, Ltd., or SPL, based in Tokyo and Osaka, Japan; Sucampo Pharma Europe, Ltd., or SPE, based in Oxford, United Kingdom; and SAG, based in Zug, Switzerland. We expect to operate through a consolidated organizational structure and we expect to enter into commercial transactions with some of these entities or future subsidiaries on an ongoing basis. As a result of these transactions, we will be subject to complex transfer pricing and other tax regulations in both the United States and the other countries in which we and our affiliates operate. Transfer pricing regulations generally require that, for tax purposes, transactions between our subsidiaries and affiliates and us be priced on a basis that would be comparable to an arm’s length transaction and that contemporaneous documentation be maintained to support the related party agreements. To the extent that United States or any foreign tax authorities disagree with our transfer pricing or other policies, we could become subject to significant tax liabilities and penalties related to prior, existing and future related party agreements. As of December 31, 2013, we performed updated tax analyses wherein liabilities for uncertain tax positions were recorded for certain state jurisdictions based on nexus related to the sourcing of revenues. Should the tax authorities in one or more of these states have different interpretations than us, we may be subject to additional tax liabilities.

Risks Related to Our Intellectual Property

We have received notifications from generic companies that they have filed Abbreviated New Drug Applications (ANDA) with the FDA against our products. In response, we initiated patent infringement lawsuits against those generic companies which are ongoing as to certain of these companies and settled as to others. If we are unable to obtain and maintain proprietary protection for the intellectual property relating to our technology and products, the value of our technology and products will be adversely affected and our ability to derive revenue from our products would be adversely affected.

Our success depends in part on our ability to obtain and maintain proprietary protection for the technology and know-how upon which our products are based, to operate without infringing on the proprietary rights of others and to prevent others from infringing on our proprietary rights. The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our intellectual property will depend on our success, in obtaining effective claims and enforcing those claims once granted. The scope of protection afforded by a set of patent claims is subject to inherent uncertainty unless the patent has already been litigated and a court has ruled on the meaning of the claim language and other issues affecting how broadly a patent claim can be enforced. In some cases, we license patent applications from R-Tech instead of issued patents, and we do not know whether these patent applications will result in the issuance of any patents.

Our licensed patents have recently been challenged in the U.S. for AMITIZA (lubiprostone) by Par and Dr. Reddy’s Laboratories, Inc. (Dr. Reddy’s) and for RESCULA (unoprostone isopropyl) by Par Pharmaceutical through the filing of ANDAs by those generic companies with the FDA. Other licensed patents may be challenged, invalidated or circumvented, which could limit the term of patent protection for lubiprostone, or our other products, diminish our ability to stop competitors from marketing related products, and materially adversely affect our business and results of operations. In response to the filed ANDAs, we filed patent infringement lawsuits regarding AMITIZA against Par and Dr. Reddy’s. In October 2014, we resolved our patent litigation with Par in the U.S. related to our AMITIZA (lubiprostone) 8 mcg and 24 mcg soft gelatin capsule products in which we and R-Tech granted Par a non-exclusive license to market Par’s generic version of lubiprostone 8 mcg soft gelatin capsule and 24 mcg soft gelatin capsule in the U.S. for the indications approved for AMITIZA beginning January 1, 2021, or earlier under certain circumstances. Beginning on January 1, 2021, Par will split with us the gross profits of the licensed products sold during the term of the agreement, which continues until each of our related patents has expired. In the event Par elects to launch an authorized generic form of lubiprostone, we agree to supply Par under the terms of a manufacturing and supply agreement at a negotiated price.

In November 2014, we, R-Tech Ueno, Ltd., Takeda, and certain affiliates of Takeda filed a patent infringement lawsuit in the U.S. District Court for the District of New Jersey against Dr. Reddy’s. The lawsuit claims infringement of the same 7 patents listed in the FDA’s Orange Book involved in the Par lawsuit, with the latest expiring in 2027. Under the Hatch-Waxman Act, as a result of the patent infringement lawsuit, final FDA approval of Dr. Reddy’s ANDA will be stayed up to 30 months from the date of receipt of the notice letter.

In February 2015, we and R-Tech executed a stipulation and license agreement (Stipulation Agreement) with Par Pharmaceutical for RESCULA (unoprostone isopropyl) ophthalmic solution 0.15% indicated for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension. Subject to the terms of the Stipulation Agreement, we and R-Tech are obligated to grant Par Pharmaceutical, prior to the expiration of the latest expiring patent relating to RESCULA, a non-exclusive license to market Par Pharmaceutical’s generic version or authorized generic of unoprostone isopropyl ophthalmic solution 0.15% indicated for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension product in the U.S. Under such license, Par Pharmaceutical will split with us or R-Tech the gross profits of the generic or authorized generic version sold during the term of the Stipulation Agreement, which continues until the last of the patents in the FDA Orange Book relating to RESCULA have expired. In the event Par Pharmaceutical elects to so launch an authorized generic form of unoprostone isopropyl, we through R-Tech will supply Par Pharmaceutical under the terms of a manufacturing and supply agreement at a negotiated price.

We have certain patents on our products that expire in the near future. We may not be able to use other existing patents or patent applications to successfully protect our products from generic competition. In addition, changes in either patent laws or in interpretations of patent laws in the U.S. and other countries may diminish the value of R-Tech’s patents and our intellectual property or narrow the scope of the protection provided by these patents. Accordingly, we cannot determine the degree of future protection for our proprietary rights in the patents and patent applications. Furthermore, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be commercialized, a related patent may expire or may remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

Patents may not afford us protection against competitors with similar technology. Because patent applications in the U.S. and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor R-Tech can be certain whether a judicial court will uphold the validity of a patent.

If our patent position does not adequately protect our product and product candidates, others could compete against us more directly, which would harm our business, possibly materially.

The patent rights relating to lubiprostone consist of 25 issued U.S. patents, 10 issued European patents, and 16 issued Japanese patents relating to compositions of matter, methods of use and methods of manufacturing. These patent rights also include various U.S., European and Japanese patent applications relating to dosing regimens, pharmaceutical formulations and other claims. The U.S. patents relating to compositions of matter expire between 2020 and 2027. The other U.S. and foreign patents expire between 2020 and 2029.

Our commercial success with respect to lubiprostone will depend significantly on our ability to protect our existing patent position with respect to lubiprostone as well as our ability to obtain and maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the U.S. and other countries.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;
•	we or our licensors were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•	any of our pending patent applications or those we have licensed will result in issued patents;
•	any of our patents or those we have licensed will be valid or enforceable;
•	any patents issued to us or our licensors and collaborators will provide a basis for any additional commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;
•	we will develop additional proprietary technologies or product candidates that are patentable; or
•	the patents of others will not have an adverse effect on our business.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product and any product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. There could be issued patents of which we are not aware that our products or product candidates infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that our products or product candidates or the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our existing or future patents.

Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•	the patentability of our inventions relating to our product or any product candidates; and
•	the enforceability, validity or scope of protection offered by our patents relating to our product or any product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion.

In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•	incur substantial monetary damages;
•	encounter significant delays in bringing our product candidates to market; and
•	be precluded from manufacturing or selling our product candidates.

In such event, our business could be adversely affected, possibly materially.

Risks Related to Regulatory Approval and Oversight

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in and outside the United States. Failure to obtain regulatory approval or appropriate pricing for a product candidate will prevent us from commercializing the product candidates.

As we increase our foreign license arrangements we or our partner are seeking and will continue to seek approval in different territories. Different regulatory agencies may reach different decisions in assessing the approval and pricing of our product candidates. Securing regulatory approval requires the submission of extensive preclinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information to the regulatory agencies for each therapeutic indication to establish the product candidate’s safety and efficacy. Our future products may not be effective, may be only moderately effective or may prove to have undesirable side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and foreign regulatory agencies have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval we ultimately obtain may be limited in scope or subject to restrictions or post-approval commitments that render the product not commercially viable. If any regulatory approval that we obtain is delayed or is limited, we may decide not to commercialize the product candidate after receiving the approval.

We may not be able to obtain orphan drug exclusivity for our product candidates. If our competitors are able to obtain orphan drug exclusivity for a product that is competitive with one or more of our product candidates and we cannot show that our product candidate is clinically superior, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities in some jurisdictions, including Europe and the U.S., may designate drugs that target relatively small patient populations as orphan drugs. We have received an orphan drug designation from the FDA for cobiprostone for the treatment of disorders associated with cystic fibrosis. We have sought orphan drug designation from EMA for cobiprostone for the treatment of oral mucositis and we may seek such status with additional product candidates. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity. The exclusivity applies only to the indication for which the drug has been designated and approved. The applicable exclusivity period is seven years in the U.S., but this period may be interrupted if a sponsor of a competitive product that is otherwise the same drug for the same use can show that its drug is clinically superior to our orphan drug candidate. The European exclusivity period is ten years, but may be reduced to six years if a drug no longer meets the criteria for orphan drug designation, including where it is shown that the drug is sufficiently profitable so that market exclusivity is no longer justified. Even if we obtain orphan drug exclusivity for cobiprostone for the indications, we may not be able to maintain it if a competitor with a product that is otherwise the same drug can establish that its product is clinically superior.

We must comply with federal, state and foreign laws, regulations, and other rules relating to the health care business, and, if we are unable to fully comply with such laws, regulations and other rules, we could face substantial penalties.

We are or will be directly or indirectly through our collaborators, subject to extensive regulation by the federal government, the states and foreign countries in which we may conduct our business. The laws that directly or indirectly affect our ability to operate our business include the following:

•	the federal Medicare and Medicaid Anti-Kickback law, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid Programs;
•	other Medicare laws, regulations, rules, manual provisions and policies that prescribe the requirements for coverage and payment for services performed by our customers, including the amount of such payment;
•	the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;
•	the federal False Statements Act, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;
•	the Foreign Corrupt Practices Act, which prohibits certain payments made to foreign government officials;
•	state and foreign law equivalents of the foregoing and state laws regarding pharmaceutical company marketing compliance, reporting and disclosure obligations; and
•	the Patient Protection and Affordable Care Act, which changes access to healthcare products and services; creates new fees for the pharmaceutical and medical device industries; changes rebates and prices for health care products and services; and requires additional reporting and disclosure.

If our operations are found to be in violation of any of the laws, regulations, rules or policies described above or any other law or governmental regulation to which we or our collaborators are or will be subject, or if the interpretation of the foregoing changes, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, we do not control our collaborators, including their compliance activities and if our collaborators are found non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any penalties, damages, fines, curtailment or restructuring of our operations would harm our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions may be open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert management resources from the operation of our business and damage our reputation.

We only have regulatory approval for commercial distribution and reimbursement of lubiprostone in a limited number of countries, and may not receive regulatory approval in other countries.

We are currently permitted to market lubiprostone in only a limited number of countries on a commercial basis. To obtain marketing approval in other countries, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, pricing, promotion and distribution of the product. Approval procedures vary among countries, and can involve additional product testing and additional administrative review periods. For example, we and Takeda are currently exploring the commercialization of AMITIZA in Canada. We may not be successful in obtaining such approval.

In addition, regulatory authorities in countries outside the U.S. and E.U. are increasingly requiring risk management plans and post-marketing commitments which may be more onerous than those required in the U.S. and E.U. The time required to obtain approval in other countries may differ from that required to obtain FDA approval or marketing authorization from the E.U. In particular, in many countries outside the U.S., including most E.U. countries and Canada, a product must receive pricing and reimbursement approval before it can be commercialized broadly. This can result in substantial delays in such countries, and the price that is ultimately approved may be lower than the price for which we expect to offer, or would be willing to offer, lubiprostone in such countries, and may impact pricing in other countries. Marketing and pricing and reimbursement approval in one country does not ensure such approvals in another. Failure to obtain the approvals necessary to commercialize lubiprostone in other countries at reimbursement levels that are acceptable to us or any delay or setback in obtaining such approvals would impair our partners’ ability to develop foreign markets for lubiprostone.

Risks Related to Our Class A Common Stock and to this Offering

The selling stockholders and their affiliates maintain the ability to have significant control over matters submitted to stockholders for approval, which could result in actions of which you or other stockholders do not approve.

The selling stockholders, as of March 2, 2015, held 25,675,255 shares of class A common stock, representing approximately 57.28% of our outstanding class A common stock. After this offering and assuming the sale of all 4,000,000 shares of class A common stock being offered by the selling stockholders in this offering, the selling stockholders will still hold, collectively, approximately 48.3% of our class A common stock (or approximately 46.9% if the underwriters exercise in full their option to purchase additional shares). Therefore, until such time that the selling stockholders further dispose of additional shares of class A common stock, this concentration of ownership and voting power could influence all matters requiring stockholder approval and have the effect of delaying or preventing a change in control of our company and could prevent stockholders from receiving a premium over the market price if a change in control is proposed.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us, and the market price of our class A common stock may be lower as a result.

There are provisions in our certificate of incorporation and by-laws that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by you and other stockholders. For example, our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock. The Board of Directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our class A common stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter documents contain other provisions that could have an anti-takeover effect, including:

•	only one of our three classes of directors will be elected each year;
•	stockholders are not entitled to remove directors other than by a 75.0% vote and for cause;
•	stockholders are not be permitted to take actions by written consent;
•	stockholders cannot call a special meeting of stockholders; and
•	stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our class A common stock. These provisions may also prevent changes in our management.

Our class A common stock is thinly traded and our stock price is volatile; investors in our class A common stock could incur substantial losses.

The public trading market for our class A common stock is characterized by small trading volumes and a highly volatile stock price. The stock market in general and the market for pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market and industry factors might seriously harm the market price of our class A common stock, regardless of our operating performance. As a result of this volatility, investors may not be able to sell their class A common stock at or above the price they paid, and may have difficulty selling their shares at any price. The market price for our class A common stock may be influenced by many factors, including:

•	failure of AMITIZA (lubiprostone) or other approved products, if any, to achieve commercial success;
•	results of clinical trials of our product candidates or those of our competitors;
•	the regulatory status of our product candidates;
•	the success of competitive products or technologies;
•	regulatory developments in the U.S. and foreign countries;
•	developments or disputes concerning patents or other proprietary rights;
•	the ability of our third party suppliers and manufacturers to perform;
•	actual or anticipated fluctuations in our quarterly financial results;
•	variations in the financial results of companies that are perceived to be similar to us;
•	changes in the structure of healthcare payment systems and other regulatory developments;
•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations; and
•	general economic, industry and market conditions.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

We do not anticipate paying dividends on our capital stock.

We do not intend to pay dividends on our capital stock in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our capital stock, which is uncertain and unpredictable. There is no guarantee that our capital stock will appreciate in value or even maintain the price at which you purchased your shares.

Substantial future sales of our class A common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares of class A common stock.

As of March 2, 2015, we had 44,900,719 shares of class A common stock outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. The market price of our class A common stock may decline if our class A common stockholders sell a large number of shares of our class A common stock in the public market, or the market perceives that such sales may occur. In addition, as of March 2, 2015, we had options outstanding to purchase an aggregate of 4,005,494 shares of our class A common stock. If these options are exercised and the shares issued upon exercise are sold, the market price of our securities may also decline. These factors also could impair our ability to raise needed capital by depressing the price at which we could sell our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus including the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934 as amended, or the Exchange Act. These statements may be made directly in this document or they may be made part of this document by reference to other documents filed with the SEC, which is known as “incorporation by reference.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “could,” “may” or other similar expressions in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference.

We caution investors that any forward-looking statements presented in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, or those which we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. The actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Our forward-looking statements are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations from time to time, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following:

•	the sales and marketing success of AMITIZA (lubiprostone) in the United States and in jurisdictions outside the United States;
•	the size and growth potential of the markets for our products and our ability to serve those markets;
•	our plans to develop cobiprostone, ion channel activators and other potential prostone products;
•	we are heavily dependent on our collaborative arrangements with Takeda Pharmaceutical Company Limited and Abbott Japan Co. Ltd.;
•	our marketing strategy and manufacturing relationships and strategy, including the performance of our third party suppliers and manufacturers;
•	our ongoing and planned research programs and clinical trials;
•	the timing of and our ability to obtain and maintain regulatory approvals and any related restrictions, limitations and/or warnings in the label of an approved product;
•	the rate and degree of market acceptance and clinical utility of our products;
•	our ability to quickly and efficiently develop clinical candidates;
•	our ability to acquire or in-license non-prostone clinical candidates;
•	our ability to complete strategic acquisitions;
•	regulatory developments in the United States and foreign countries;
•	the ability to attract and retain key scientific or management personnel;
•	our ability to access capital;
•	our intellectual property portfolio and our ability to obtain and maintain intellectual property protections for our products; and
•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the dates that such statements are made.

For more information on the uncertainty of forward-looking statements, see “Risk Factors” in this prospectus supplement and those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our class A common stock by the selling stockholders pursuant to this offering. All proceeds from this offering will be solely for the account of the selling stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support operations and finance the growth and development of our business and do not intend to pay cash dividends on our class A common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors.

SELLING STOCKHOLDERS

The selling stockholders named below are offering to sell 4,000,000 of our class A common stock. Other than certain shares acquired by Drs. Ueno and Kuno under employee incentive plan arrangements, substantially all of the shares offered by the selling stockholders were acquired by such selling stockholders or an affiliate prior to our initial public offering in August 2007.

The following table sets forth information with respect to the beneficial ownership of our class A common stock, as of March 2, 2015, held by the selling stockholders, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares offered hereunder are sold in this offering. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our class A common stock outstanding as of March 2, 2015.

Selling Stockholders	Shares Beneficially Owned Prior to Offering		Number of Shares to be Sold in this Offering	Number of Shares Subject to Option to Purchase Additional Shares	Shares Beneficially Owned After this Offering(1)		Shares Beneficially Owned After this Offering (If Option to Purchase Additional Shares is Exercised in Full)(1)
	Number	Percent			Number	Percent	Number	Percent
S&R Technology Holdings, LLC(2)	21,460,802	47.8%	586,113	600,000	20,874,689	46.5%	20,274,689	45.2%
S&R Foundation(3)	3,800,566	8.5%	3,000,000	0	800,566	1.8%	800,566	1.8%
Ryuji Ueno, M.D., Ph.D., Ph.D.(4)	25,675,255	57.2%	353,530	0	21,675,255	48.3%	21,075,255	46.9%
Sachiko Kuno, Ph.D.(5)	25,675,255	57.2%	60,357	0	21,675,255	48.3%	21,075,255	46.9%

(1)	Assumes that all the selling stockholders dispose of all the shares of class A common stock covered by this prospectus supplement and do not acquire beneficial ownership of any additional shares.
(2)	Voting and dispositive power with respect to the shares held by S&R Technology Holdings, LLC, or S&R, is held by Drs. Ryuji Ueno and Sachiko Kuno, who wholly own S&R, serve as its managers and are married to each other.
(3)	Voting and dispositive power with respect to the shares held by S&R Foundation is held by its board of directors, of which Dr. Kuno is a member.
(4)	Includes 21,460,802 shares held by S&R. Dr. Ueno disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 60,357 shares held by Dr. Ueno’s wife, Dr. Kuno, and 3,800,566 shares held by S&R Foundation. Dr. Ueno disclaims beneficial ownership of these shares.
(5)	Includes 21,460,802 shares held by S&R. Dr. Kuno disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein. Also includes 353,530 shares held by Dr. Kuno’s husband, Dr. Ueno, and 3,800,566 shares held by S&R Foundation. Dr. Kuno disclaims beneficial ownership of these shares.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated March 26, 2015, among us, the selling stockholders and Jefferies LLC and Leerink Partners LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the respective number of shares of class A common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC	1,680,000
Leerink Partners LLC	1,520,000
Guggenheim Securities, LLC	800,000
Total	4,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of class A common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the class A common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the class A common stock, that you will be able to sell any of the class A common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of class A common stock subject to their acceptance of the shares of class A common stock from the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of class A common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.504 per share of class A common stock. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by the selling stockholders as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that the selling stockholders are to pay the underwriters and the proceeds, before expenses, to the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$14.00	$14.00	$56,000,000	$64,400,000
Underwriting discounts and commissions paid by the selling stockholders	$0.84	$0.84	$3,360,000	$3,864,000
Proceeds to the selling stockholders, before expenses	$13.16	$13.16	$52,640,000	$60,536,000

We estimate expenses payable by us in connection with this offering will be approximately $350,000. We estimate expenses payable by the selling stockholders in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $150,000. We have agreed to reimburse the underwriters up to $10,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering. Jefferies LLC has been granted the right to participate in future financings by the Company; this right constitutes 1% in underwriting compensation for this offering pursuant to FINRA Rule 5110.

Listing

Our class A common stock is listed on The NASDAQ Global Market under the trading symbol “SCMP.”

Stamp Taxes

If you purchase shares of class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 600,000 shares from the selling stockholders at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We, our officers, directors and the selling stockholders have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or
•	otherwise dispose of any shares of class A common stock, options or warrants to acquire shares of class A common stock, or securities exchangeable or exercisable for or convertible into shares of class A common stock currently or hereafter owned either of record or beneficially, or
•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of the representatives.

This restriction terminates after the close of trading of the class A common stock on and including the 90th day after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or
•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

The representatives may, in their sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the class A common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our class A common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our class A common stock or purchasing shares of our class A common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our class A common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the class A common stock. A syndicate covering transaction is the bid for or the purchase of shares of class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our class A common stock or preventing or retarding a decline in the market price of our class A common stock. As a result, the price of our class A common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the class A common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, the selling stockholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our class A common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our class A common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our class A common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the class A common stock offered hereby. Any such short positions could adversely affect future trading prices of the class A common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;
•	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or
•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

•	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;
•	where no consideration is given for the transfer; or
•	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of our class A common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Thomas Knapp, our Chief Legal Officer and certain legal matters with respect to the class A common stock offered pursuant to this prospectus supplement and the accompanying prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. As of March 25, 2015, Mr. Knapp holds options to purchase two hundred eighty thousand six hundred fifty (280,650) shares of our class A common stock. Certain legal matters with respect to the class A common stock offered pursuant to this prospectus supplement and the accompanying prospectus will be passed upon for the selling stockholders by McGuireWoods LLP, Richmond, Virginia. Covington & Burling LLP, New York, New York, is counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and accompanying prospectus constitute part of the registration statement on Form S-3 that was declared effective by the SEC on January 27, 2015 and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and information we file later with the SEC will automatically update and supersede this information as of the date of filing of such information. We incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. We incorporate by reference into this prospectus supplement or the accompanying prospectus and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-33609):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 9, 2015;
•	our Current Reports on Form 8-K filed with the SEC on January 21, 2015, January 30, 2015, and February 11, 2015; and
•	the description of our shares of common stock contained in our registration statement on Form 8-A, filed with the SEC on July 20, 2007, as amended on July 30, 2007.

This prospectus supplement or the accompanying prospectus may contain information that updates, modifies or is contrary to information in the document incorporated by reference herein or therein. To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus supplement or the accompanying prospectus, such statements shall not be deemed incorporated in this prospectus supplement or the accompanying prospectus except as so modified or superseded. Reports we file with the SEC after the date of this prospectus supplement may also contain information that updates, modifies or is contrary to information in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Sucampo Pharmaceuticals, Inc.
4520 East West Highway, 3rd Floor
Bethesda, Maryland 20814
Attn: Corporate Secretary
(301) 961-3400

Prospectus

25,675,255

Shares of Class A Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 25,675,255 shares of our class A common stock that may be resold from time to time by the selling stockholders identified in this prospectus, including their transferees, donees, pledgees, assignees and successors-in-interest. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of class A common stock by the selling stockholders.

The selling stockholders may sell all or a portion of the shares directly to purchasers or through underwriters, brokers-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See the section titled “Plan of Distribution” in this prospectus for a more complete description of the ways in which the shares may be sold. We have agreed to bear the reasonable expenses in connection with the registration of the shares of class A common stock to be offered by this prospectus by the selling stockholders other than all discounts and selling commissions allocable to the sale of such shares, which will be borne by the selling stockholders.

Our class A common stock is listed on The NASDAQ Global Market under the symbol “SCMP.” On January 15, 2015, the last reported sale price of our common stock on The NASDAQ Global Market was $13.75 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus or any prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2015.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of that document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

References in this prospectus to “the Company,” “Sucampo,” “we”, “us” and “our” refer to Sucampo Pharmaceuticals, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus including financial statements and other information incorporated by reference into the prospectus, including the risks discussed under the heading “Risk Factors” contained in this prospectus and in the other documents that are incorporated by reference into this prospectus.

Sucampo Pharmaceuticals, Inc.

We are a global biopharmaceutical company focused on innovative research; discovery, development and commercialization of proprietary drugs to treat gastrointestinal, ophthalmic, neurologic, and oncology-based inflammatory disorders. Over the next five years, we intend to expand our management, organizational and operational capabilities, expand our global partnerships, develop our diversified product pipeline and acquire non-prostone clinical candidates, and enhance our capital structure.

We currently generate revenue mainly from product royalties, development milestone payments, product sales and clinical development activities. Our principal product lines have been based on AMITIZA® (lubiprostone) and RESCULA®. In the fourth quarter of 2014, we ceased marketing RESCULA® and no further orders have been made for the product. We expect to continue to incur significant expenses for the next several years as we continue our research and development activities, seek regulatory approvals and additional indications for approved products and other compounds, seek partnering opportunities for the approved products and compounds on a global basis, and seek strategic opportunities for non-prostone clinical candidates.

In the United States, AMITIZA® is marketed for three gastrointestinal indications under the October 2004 collaboration and license agreement, or the Takeda Agreement, with Takeda Pharmaceutical Company Limited, or Takeda. These indications are chronic idiopathic constipation, or CIC, in adults, irritable bowel syndrome with constipation, or IBS-C, in adult women, and opioid-induced constipation, or OIC, in adults. Takeda also holds marketing rights to AMITIZA® in Canada and we filed for regulatory approval in Canada for CIC and OIC. We are primarily responsible for clinical development activities under the Takeda Agreement, while Takeda is primarily responsible for the commercialization of AMITIZA® in the United States and Canada. The Company and Takeda initiated commercial sales of AMITIZA® in the United States for the treatment of CIC, IBS-C, and OIC in April 2006, May 2008 and May 2013, respectively.

On October 9, 2014, we and Takeda and certain Takeda affiliates executed amendments to the Takeda Agreement as well as to the ancillary agreements which, in part, extend the term of the Takeda Agreement and also provide that, during such extended term, Takeda and Sucampo will split the profits of the branded AMITIZA® products. Also, beginning April 2015, Takeda will no longer reimburse us for product details performed by its sales force.

On October 17, 2014, we and Takeda entered into a global license agreement for AMITIZA®. Under the terms of the agreement, we received an upfront payment of $14 million from Takeda and will also be eligible for up to $35 million in additional commercial milestones contingent on the achievement of certain net sales revenue targets. Takeda will be responsible for all development activities and costs, with Sucampo assuming responsibility for the first $6 million in development expenses. We will supply Takeda the product at a negotiated supply price. In addition, Takeda will become the marketing authorization holder and will be responsible for all commercialization and regulatory activities. The territories excluded from the agreement are Canada, United States, Japan and People’s Republic of China. Canada and the United States are covered by a collaboration and license agreement with Takeda and Japan is covered by a license and supply agreement with Abbott Japan Co. Ltd. The agreement is effective until it expires on a country-by-country basis on the fourteenth anniversary of the date of first commercial sale in that country.

In Japan, AMITIZA® is marketed under a license, commercialization and supply agreement, or the Abbott Agreement, with Abbott Japan Co. Ltd., or Abbott Japan, for the gastrointestinal indication of chronic constipation, or CC, excluding constipation caused by organic diseases. Abbott initiated commercial sales of AMITIZA® in Japan for the treatment of CC in November 2012. In early December 2013, the two-week limitation on prescriptions, generally applied to all new approvals of products for the first year after reimbursement price approval by the Japanese government was removed. AMITIZA® is Japan’s only prescription medicine for CC. Under the terms of the Abbott Agreement, Abbott Japan agreed to pay us a commercial milestone of $2.5 million within forty-five (45) days after the end of the month during which the first occurrence of annual net sales of lubiprostone in Japan exceeded JPY5,000,000,000. This milestone was achieved in September 2014, and Abbott Japan made the associated payment in November 2014. We have been informed that Abbott has entered into an asset purchase agreement with Mylan, Inc. or Mylan, which included transferring the Abbott Agreement to Mylan. We believe the transfer to Mylan will be completed in the first half of 2015 and we do not expect any significant changes in the commercialization of AMITIZA® in Japan.

On October 9, 2014, we, along with R-Tech Ueno, Ltd., or RTU, and Takeda and affiliates executed a settlement and license agreement with Anchen Pharmaceuticals, Inc., Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc., or collectively, Par, that resolves patent litigation in the United States related to our AMITIZA® (lubiprostone) 8 mcg and 24 mcg soft gelatin capsule products. Under the terms of such agreement, Sucampo and RTU will grant Par a non-exclusive license to market Par’s generic version of lubiprostone 8 mcg soft gelatin capsule and 24 mcg soft gelatin capsule (licensed products) in the United States for the indications approved for AMITZA® beginning January 1, 2021, or earlier under certain circumstances. Beginning on January 1, 2021, Par will split with us the gross profits of the licensed products sold during the term of the agreement, which continues until each of our related patents has expired. In the event Par elects to launch an authorized generic, we agree to supply Par under the terms of a manufacturing and supply agreement at a negotiated price. Additionally, Sucampo, RTU, Takeda, and Par agreed to dismiss with prejudice the patent litigation filed in the U.S. District Court for the District of Delaware. On December 1, 2014, the Court entered a consent judgment and permanent injunction against Par, including their officers, agents, servants, employees and attorneys, enjoining them from manufacturing, using, offering to sell or selling within the United States, or importing into the United States, any generic capsule product containing 8 mcg and/or 24 mcg of lubiprostone per capsule that is the subject of Abbreviated New Drug Application, or ANDA, No. 201442 until January 1, 2021 or at such earlier date as may be permitted by such settlement and license agreement.

On October 3, 2014, we received a Paragraph IV certification notice letter regarding an ANDA submitted to the U.S. Food and Drug Administration, or FDA, by Dr. Reddy’s Laboratories, Inc., or Dr. Reddy’s, requesting approval to market, sell, and use a generic version of the 8 mcg and 24 mcg AMITIZA® soft gelatin capsule (“lubiprostone capsule”) products. In its notice letter, Dr. Reddy’s alleges that U.S. Patent Nos. 6,414,016; 6,583,174; 7,064,148; 7,417,067; 8,026,393; 8,071,613; 8,088,934; 8,097,649; 8,114,890; 8,338,639; 8,748,481; 8,779,187; 7,795,312; 8,097,653; and 8,389,542, which cover compositions, formulations and methods of using AMITIZA®, are invalid, unenforceable and/or will not be infringed by Dr. Reddy’s manufacture, use or sale of the product described in its ANDA. The latest of such patents expire in 2027. On November 12, 2014, Sucampo, R-Tech Ueno, Ltd., Takeda, and certain affiliates of Takeda have filed a patent infringement lawsuit in the United States District Court for the District of New Jersey against Dr. Reddy’s Laboratories, Ltd. and Dr. Reddy’s Laboratories, Inc. related to an ANDA that Dr. Reddy’s filed with the FDA to market, sell and use a generic version of the 8 mcg and 24 mcg AMITIZA® (lubiprostone) soft gelatin capsule products. The lawsuit claims infringement of 7 patents that are listed in the FDA’s Orange Book, with the latest expiring in 2027. We commenced the lawsuit within 45 days from the receipt of the notice letter sent by Dr. Reddy’s. Under the Hatch-Waxman Act, as a result of the patent infringement lawsuit, final FDA approval of Dr. Reddy’s ANDA will be stayed up to 30 months from the date of receipt of the notice letter.

On December 22, 2014, we received a Paragraph IV certification notice letter regarding an ANDA submitted to the FDA by Par requesting approval to market, sell, and use a generic version of the RESCULA® (unoprostone isopropyl ophthalmic solution) 0.15% product approved for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension. In its notice letter, Par alleges that U.S. Patent Nos. 6,458,836 and 6,770,675, which cover compositions, formulations and methods of using RESCULA®, are invalid and/or will not be infringed by Par’s manufacture, use or sale of the product described in its ANDA. The latest of such patents expire in 2021. We are currently reviewing the notice letter. Under the

Hatch-Waxman Act, if we initiate a patent infringement lawsuit against Dr. Reddy’s within 45 days of the notice date, the FDA would automatically stay approval of Par’s ANDA until the earlier of 30 months from the notice date or entry of a U.S. District Court decision finding such patents invalid or not infringed. We intend to vigorously enforce our intellectual property.

We hold license agreements for RESCULA® (unoprostone isopropyl ophthalmic solution) 0.15% in the United States and Canada and the rest of the world, with the exception of Japan, Korea, Taiwan and the People’s Republic of China. RESCULA® is approved in the U.S. for the lowering of intraocular pressure, or IOP, in patients with open-angle glaucoma or ocular hypertension. In the fourth quarter of 2014, we ceased marketing RESCULA® and no further orders have been made for the product.

Our other clinical development programs include the following:

Lubiprostone Reformulation for Pediatric Functional Constipation.  Takeda has agreed to fund 100% of the costs for additional reformulation work for lubiprostone. Feasibility testing for this work is ongoing and is expected to be completed in the first quarter of 2015. If successful, the reformulation will enable future studies of lubiprostone in adults and younger children who may not be able to swallow the current soft gelatin capsule formulation. Currently, two of the four planned phase 3 studies for the pediatric functional constipation development program are ongoing, both of which are testing the current soft gelatin capsule formulation of lubiprostone in patients 6 to 17 years of age: a 12-week, randomized, placebo-controlled trial that initiated in December 2013 and a follow-on, long-term safety extension study that initiated in March 2014.

Intravenous and Oral Ion Channel Activators for Lumbar Spinal Stenosis.  Two ion channel activators, in both the intravenous, or IV, and oral, or PO, forms, are in clinical development for the treatment of lumbar spinal stenosis, or LSS. Positive top-line results from a phase 1b trial evaluating the safety and pharmacokinetics of the orally administered ion channel activator demonstrated the compound to be generally well-tolerated. We have no plans to initiate a phase 2a study for either the IV or PO forms at this time.

Cobiprostone as an Oral Spray for Oral Mucositis.  We completed a phase 1b clinical trial for the target indication of prevention and/or treatment of oral mucositis. The results of the phase 1b trial showed that cobiprostone was well-tolerated and revealed low systemic exposure. The next phase of clinical development, a phase 2a trial, is expected to begin in the first half of 2015.

Cobiprostone for Non-Erosive Reflux Disease (NERD).  We intend to begin a development program for cobiprostone to treat non-erosive reflux disease (NERD) for patients who have a non-satisfactory response to proton pump inhibitors. We initiated a phase 2 program in NERD at the end of 2014.

Unoprostone isopropyl for Retinitis Pigmentosa (RP).  We have received orphan drug designation for unoprostone isopropyl from the FDA and European Medicines Agency for the treatment of retinitis pigmentosa, or RP. At the end of the first quarter of 2015 we expect to receive interim, one-year data from the two-year Phase 3 study for RP in Japan, which is being funded by our partner in the study, R-Tech Ueno. We continue to work with clinical experts and regulators in the U.S. and Europe to determine a go-forward plan for development of RP in these markets. Taken together, we expect, by mid-2015, to have sufficient information on next steps in RP, with the aim to expand to a global program. Additionally, we are evaluating opportunities in other retinal diseases, such as geographic atrophy, the advanced stage of age-related macular degeneration.

Our operations are conducted through subsidiaries based in Japan, the United States, Switzerland and the United Kingdom. Our reportable geographic segments are Asia, the Americas and Europe and we evaluate the performance of these segments based primarily on income (loss) from operations, as well as other factors that depend on the growth of these segments. Such measures include the progress of research and development activities, collaboration and licensing efforts, commercialization activities and other factors.

Company Information

Our predecessor was originally incorporated under the laws of Delaware on December 5, 1996. In December 2008, we implemented a new holding company structure. In connection with this restructuring, the newly-formed holding company was named Sucampo Pharmaceuticals, Inc.

Our principal executive office is located at 4520 East West Highway, 3rd Floor, Bethesda, MD 20814, and our telephone number is (301) 961-3400. Our website address is www.sucampo.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

Our class A common stock is listed on The NASDAQ Global Market under the symbol “SCMP.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The NASDAQ Global Market or other securities exchange of the securities covered by the applicable prospectus supplement.

Recent Developments

On December 10, 2014, the Company announced that, effective as of such date, our board of directors voted to increase the authorized size of the Board by one, from seven to eight members and appointed John H. Johnson to our board of directors as a Class III member to fill such new vacancy.

The Offering

This summary highlights selected information about us, this offering and selected information appearing elsewhere in this prospectus and in the documents we incorporate by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference into this prospectus, any applicable prospectus supplement, and the information referred to under the heading “Risk Factors” in this prospectus on page 6 and in the documents incorporated by reference into this prospectus.

Issuer:
Sucampo Pharmaceuticals, Inc.
Class A common stock offered by the selling stockholders
Up to 25,675,255 shares of our class A common stock.
Class A common stock outstanding as of December 31, 2014
44,639,220 shares of class A common stock. We have no other shares of common stock outstanding.
Manner of offering
See “Plan of Distribution” beginning on page 13.
Use of proceeds
We will not receive any proceeds from sales of the shares of class A common stock sold from time to time under this prospectus by the selling stockholders.
Risk factors
This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page 6 of this prospectus or otherwise incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our class A common stock.
NASDAQ Global Market class A common stock symbol
“SCMP”

RISK FACTORS

Investing in our common stock involves risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, each of which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future including any applicable prospectus supplement. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Class A Common Stock and to this Offering

Our founders maintain the ability to control all matters submitted to stockholders for approval, which could result in actions of which you or other stockholders do not approve.

Our founders, Dr. Sachiko Kuno and Dr. Ryuji Ueno, together beneficially own directly and indirectly, as of January 15, 2015, 25,675,255 shares of class A common stock, representing approximately 57.28% of our outstanding class A common stock. All of these shares may be offered by the selling stockholders in the offering under this prospectus. As a result, Drs. Ueno and Kuno, who are married, acting by themselves, are currently able to control the outcome of matters that our stockholders vote upon, including the election of directors, amendments to our certificate of incorporation, and mergers or other business combinations. Therefore, until such time that the selling stockholders dispose of a significant portion of their shares of class A common stock pursuant to this prospectus or otherwise, this concentration of ownership and voting power may have the effect of delaying or preventing a change in control of our company and could prevent stockholders from receiving a premium over the market price if a change in control is proposed.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us, and the market price of our class A common stock may be lower as a result.

There are provisions in our certificate of incorporation and by-laws that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by you and other stockholders. For example, our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock. The Board of Directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our class A common stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter documents contain other provisions that could have an anti-takeover effect, including:

•	only one of our three classes of directors will be elected each year;
•	stockholders are not entitled to remove directors other than by a 75.0% vote and for cause;
•	stockholders are not be permitted to take actions by written consent;
•	stockholders cannot call a special meeting of stockholders; and
•	stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our class A common stock. These provisions may also prevent changes in our management.

Our class A common stock is thinly traded and our stock price is volatile; investors in our class A common stock could incur substantial losses.

The public trading market for our class A common stock is characterized by small trading volumes and a highly volatile stock price. The stock market in general and the market for pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their class A common stock at or above the price they paid, and may have difficulty selling their shares at any price. The market price for our class A common stock may be influenced by many factors, including:

•	failure of AMITIZA® (lubiprostone) and RESCULA® (unoprostone isopropyl) or other approved products, if any, to achieve commercial success;
•	results of clinical trials of our product candidates or those of our competitors;
•	the regulatory status of our product candidates;
•	the success of competitive products or technologies;
•	regulatory developments in the U.S. and foreign countries;
•	developments or disputes concerning patents or other proprietary rights;
•	the ability of our third party suppliers and manufacturers to perform;
•	actual or anticipated fluctuations in our quarterly financial results;
•	variations in the financial results of companies that are perceived to be similar to us;
•	changes in the structure of healthcare payment systems and other regulatory developments;
•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations; and
•	general economic, industry and market conditions.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for pharmaceutical and biotechnology companies in particular, has experienced extreme price and volume fluctuations that might have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors might seriously harm the market price of our class A common stock, regardless of our operating performance.

We do not anticipate paying dividends on our capital stock.

We do not intend to pay dividends on our capital stock in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our capital stock, which is uncertain and unpredictable. There is no guarantee that our capital stock will appreciate in value or even maintain the price at which you purchased your shares.

Substantial future sales of our class A common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares of class A common stock.

As of January 15, 2015, we had 44,822,929 shares of class A common stock outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. The market price of our class A common stock may decline if our class A common stockholders sell a large number of shares of our class A common stock in the public market, or the market perceives that such sales may occur. In addition, as of January 15, 2015, we had 4,458,025 outstanding options to purchase an aggregate of 4,458,025 shares of our class A common stock. If these options are exercised and the shares issued upon exercise are sold, the market price of our securities may also decline. These factors also could impair our ability to raise needed capital by depressing the price at which we could sell our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in it, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934 as amended, or the Exchange Act. These statements may be made directly in this document or they may be made part of this document by reference to other documents filed with the SEC, which is known as “incorporation by reference.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “could,” “may” or other similar expressions in this prospectus or the documents incorporated by reference.

We caution investors that any forward-looking statements presented in this prospectus or the documents incorporated by reference, or those which we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. Such statements are based on assumptions and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following:

•	the sales and marketing success of AMITIZA® (lubiprostone) in the United States and in jurisdictions outside the United States;
•	our plans to develop unoprostone isopropyl, cobiprostone, SPI 017 and SPI 3608 and other potential prostone products;
•	our collaborative arrangements with Takeda Pharmaceutical Company Limited and Abbott Japan Co. Ltd.;
•	our ongoing and planned research programs and clinical trials;
•	the timing of and our ability to obtain and maintain regulatory approvals and any related restrictions, limitations and/or warnings in the label of an approved product;
•	the rate and degree of market acceptance and clinical utility of our products;
•	our ability to quickly and efficiently develop clinical candidates;
•	our ability to in-license non-prostone clinical candidates;
•	our ability to make strategic acquisitions;
•	the size and growth potential of the markets for our products and our ability to serve those markets;
•	our marketing strategy and manufacturing relationships and strategy, including the performance of our third party suppliers and manufacturers;
•	regulatory developments in the United States and foreign countries;
•	the ability to attract and retain key scientific or management personnel;
•	our ability to access capital;
•	our intellectual property portfolio and our ability to obtain and maintain intellectual property protections for our products; and
•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

This prospectus and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the dates that such statements are made.

For more information on the uncertainty of forward-looking statements, see “Risk Factors” in our Annual Reports on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q and any applicable prospectus supplement.

USE OF PROCEEDS

This prospectus relates to shares of our class A common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of class A common stock by the selling stockholders in this offering.

DETERMINATION OF OFFERING PRICE

The selling stockholders may offer and sell the shares of class A common stock covered by this prospectus at prevailing market prices or privately negotiated prices. See “Plan of Distribution.”

SELLING STOCKHOLDERS

The registration statement, of which this prospectus forms a part, relates to the registration and possible resale of up to 25,675,255 shares of our class A common stock by the selling stockholders named below. Other than certain shares acquired by Drs. Ueno and Kuno under employee incentive plan arrangements, substantially all of the shares offered by the selling stockholders were acquired by such selling stockholder or an affiliate prior to our August 2007 initial public offering.

The following table sets forth information with respect to the beneficial ownership of our class A common stock, as of January 15, 2015, held by the selling stockholders, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares registered hereunder are sold in this offering. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our common stock outstanding as of January 15, 2015.

Selling Security Holder	Number of Shares Beneficially Owned	Number of Shares Offered	Number of Shares Owned After Offering(1)	Percentage Owned After Offering(1)
S&R Technology Holdings, LLC(2)	21,460,802	21,460,802	0	0%
S&R Foundation(3)	3,800,566	3,800,566	0	0%
Ryuji Ueno, M.D., Ph.D., Ph.D.(4)	25,675,255	353,530	0	0%
Sachiko Kuno, Ph.D.(5)	25,675,255	60,357	0	0%

(1)	Assumes that all the selling stockholders dispose of all the shares of class A common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean the selling stockholders will sell all or any portion of the shares covered by this prospectus.
(2)	Voting and dispositive power with respect to the shares held by S&R Technology Holdings, LLC, or S&R, is held by Drs. Ryuji Ueno and Sachiko Kuno, who wholly own S&R, serve as its managing members and are married to each other.
(3)	Voting and dispositive power with respect to the shares held by S&R Foundation is held by its board of directors, of which Dr. Kuno is a member.
(4)	Includes 21,460,802 shares held by S&R. Dr. Ueno disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 60,357 shares held by Dr. Ueno’s wife, Dr. Kuno, and 3,800,566 shares held by S&R Foundation. Dr. Ueno disclaims beneficial ownership of these shares.
(5)	Includes 21,460,802 shares held by S&R. Dr. Kuno disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein. Also includes 353,530 shares held by Dr. Kuno’s husband, Dr. Ueno, and 3,800,566 shares held by S&R Foundation. Dr. Kuno disclaims beneficial ownership of these shares.

PLAN OF DISTRIBUTION

The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of class A common stock offered by this prospectus from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by brokers, dealers, or underwriters as principal and resale by the broker, dealer or underwriter for its account;
•	through and to brokers, dealers, or underwriters who may act solely as agents;
•	privately negotiated transactions;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our class A common stock short and deliver these securities to close out their short positions, or loan or pledge the class A common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the class A common stock.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our class A common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our class A common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

On January 15, 2015, we entered into a registration rights with the selling stockholders, or the Registration Rights Agreement. The Registration Rights Agreement requires us to file a registration statement, of which this prospectus is a part. We are required to pay certain fees and expenses in connection with the registration of the shares of class A common stock covered by this prospectus and we have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We have also agreed under the Registration Rights Agreement to use commercially reasonable efforts to keep the registration statement effective until the earlier of (i) the date the shares of class A common stock covered by the registration statement have been disposed of by the selling stockholders, (ii) the second anniversary of the effective date of the registration statement (but one year if we are not continuously able to use Form S-3 during such period unless we are not permitted by applicable law to maintain the effectiveness for one year, and then for such shorter period as is permitted) and (iii) the date on which the shares of class A common stock covered by the registration statement may be sold without restriction pursuant to Rule 144.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our class A common stock and other capital stock. For the complete terms of our class A common stock and preferred stock, please refer to our certificate of incorporation, as amended, or our certificate of incorporation, and our restated bylaws, as amended, or our bylaws, which are exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

Authorized Capitalization

Our authorized capital stock consists of 270,000,000 shares of class A common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of January 15, 2015, we had 44,822,929 shares of class A common stock outstanding and no shares of our preferred stock outstanding. Our authorized shares of class A common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

All of our previously outstanding shares of class B common stock were converted into the same number of shares of our class A common stock on a one-for-one basis effective August 30, 2012. No shares of class B common stock may be issued by us in the future under our existing certificate of incorporation.

Common Stock

Holders of class A common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. The holders of class A common stock do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of class A common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available to pay dividends.

Upon our liquidation, dissolution, or winding up, the holders of class A common stock are entitled to receive ratably all assets after the payment of our liabilities, subject to the prior rights of any outstanding preferred stock. Holders of class A common stock have no preemptive, subscription, redemption, or conversion rights. They are not entitled to the benefit of any sinking fund. The outstanding shares of class A common stock are, validly issued, fully paid, and nonassessable. The rights, powers, preferences, and privileges of holders of class A common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized without stockholder approval to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our class A common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our class A common stock and the voting and other rights of the holders of class A common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 imposes a supermajority vote in order for a publicly held Delaware corporation to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination was approved by our board of directors prior to the time such person became interested. The vote required is two-thirds of the voting power not held by the interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” or the sale of more than 10% of our assets to the interested stockholder. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting power and any entity or person affiliated with or controlling or controlled by such entity or person.

Staggered Board; Removal and Replacement of Directors

Our board of directors is divided into three classes, class I, class II and class III, with each class serving staggered three-year terms.

Our certificate of incorporation and our bylaws provide that, directors may be removed only for cause and only by the affirmative vote of the holders of 75% or more of the combined voting power of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

The classification of our board of directors and the limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Super-Majority Vote

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described in the prior two paragraphs or this paragraph.

Authorized but Unissued Shares

The authorized but unissued shares of class A common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved class A common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our class A common stock is American Stock Transfer & Trust Company.

Listing on The NASDAQ Global Market

Our class A common stock has been approved for listing on The NASDAQ Global Market under the Symbol “SCMP.” The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The NASDAQ Global Market or any securities market or other exchange of the securities covered by such prospectus supplement.

LEGAL MATTERS

The validity of the shares of our class A common stock being offered by this prospectus will be passed upon for us by Thomas Knapp, our Chief Legal Officer. As of January 16, 2015, Mr. Knapp holds options to purchase two hundred thirty five thousand six hundred fifty (235,650) shares of our class A common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 (as amended by Amendment No. 1 on Form 10-K/A) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-33609):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 12, 2014, as amended by Amendment No. 1 filed with the SEC on March 13, 2014 (including information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2014);
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 9, 2014, August 6, 2014 and November 7, 2014, respectively;
•	our Current Reports on Form 8-K filed with the SEC on February 12, 2014 (as amended on February 14, 2014), March 21, 2014, May 16, 2014, May 29, 2014, July 22, 2014, August 21, 2014, September 17, 2014, October 6, 2014, October 9, 2014, October 10, 2014, October 14, 2014, October 22, 2014, October 23, 2014, December 15, 2014 and December 24, 2014; and
•	The description of our shares of common stock contained in our registration statement on Form 8-A, filed with the SEC on July 20, 2007, as amended on July 30, 2007.

We also incorporate by reference any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings will become a part of this prospectus from the date that such filings are made with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Sucampo Pharmaceuticals, Inc.
4520 East West Highway, 3rd Floor
Bethesda, Maryland 20814
Attn: Corporate Secretary
(301) 961-3400

4,000,000 SHARES

Class A Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Jefferies

Leerink Partners

Co-Manager

Guggenheim Securities

March 26, 2015